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                                                                     Exhibit 5.1

                         [Cooley Godward LLP Letterhead]

October 18, 2000

ONYX Pharmaceuticals, Inc.
3031 Research Drive
Richmond, CA 94806

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by ONYX Pharmaceuticals, Inc. (the "Company"), a Delaware corporation, of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 550,000 shares of the Company's Common Stock, par value $.001 per share (the "Shares"), of which 400,000 shares are issuable pursuant to the Company's 1996 Equity Incentive Plan, as amended (the "Plan"), 75,000 shares are issuable pursuant to the 1996 Non-Employee Directors' Stock Option Plan, as amended (the "Directors' Plan"), and 75,000 shares are issuable pursuant to the Employee Stock Purchase Plan, as amended (the " Purchase Plan").

In connection with this opinion, we have examined the Registration Statement and related Prospectus, your Amended and Restated Certificate of Incorporation and By-laws, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with (i) the Plan, the Directors' Plan or the Purchase Plan, as applicable, and (ii) the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP

By:      /s/ ROBERT L. JONES
         ------------------------
         Robert L. Jones